EXHIBIT 9

                         Opinion and Consent of Counsel

                                                         [The Union Central Life
                                                         Insurance Company logo]

April 16, 2009


The Union Central Life Insurance Company
1876 Waycross Road
P.O. Box 40888
Cincinnati, Ohio  45240


RE: Carillon Account (1940 Act No. 811-04063) "Advantage VA III" Flexible Premium Deferred Variable Annuity (1933 Act No. 333-118237) Post-Effective Amendment No. 10 on Form N-4 Pursuant to Rule 485(b)

Ladies and Gentlemen:

With reference to the Amendment to the Registration Statement on Form N-4 filed by The Union Central Life Insurance Company and Carillon Account with the Securities and Exchange Commission covering individual flexible premium deferred variable annuity contracts (marketed as Advantage VA III), I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. The Union Central Life Insurance Company is duly organized and validly existing under the laws of the State of Ohio and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of Ohio.

2. Carillon Account is a duly authorized and existing separate account established pursuant to the provisions of Section 3907.15 of the Ohio Revised Code.

3. The Advantage VA III flexible premium deferred variable annuity contracts, as issued, will constitute legal, validly issued, and binding obligations of The Union Central Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said Amendment to the Registration Statement.

Sincerely yours,


/s/ Elizabeth F. Martini

Elizabeth F. Martini